UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2006
MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	dentification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:     (480) 894-6311
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On February 17, 2006, Mobile Mini, Inc. (the “Company” or “Mobile Mini”) entered into a modification of its credit agreement, in the form of a Second Amended and Restated Loan and Security Agreement with a group of lenders, led by Deutsche Bank AG New York Branch as agent for the lending group, which provides the Company with a $350 million revolving credit facility. The modified credit facility represents a 40% increase over the Company’s existing $250 million credit facility. In addition, the Company may, without the lenders’ consent, increase the line by another $75 million. The borrowing rate under the modified revolver has been reduced and will initially be LIBOR plus 1.5%; and the key financial covenants including funded debt to EBITDA and fixed-charge coverage ratio do not apply as long as the Company maintains borrowing availability above certain pre-determined levels.
The descriptions and summaries of the Second Amended and Restated Loan and Security Agreement under this Item 1.01 as well as those contained in the press release, attached hereto as Exhibit 99.1, are qualified in their entirety by the Second Amended and Restated Loan and Security Agreement, which is scheduled to be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.
Item 2.02 Results of Operations and Financial Condition.
On February 23, 2006, Mobile Mini, Inc. issued a press release announcing its financial results for the fourth quarter ended December 31, 2005. A copy of the press release is furnished as Exhibit 99.1 to this report.
In accordance with general instruction B.2 to Form 8-K, information in this Item 2.02 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
The press release includes the financial measure “EBITDA” and certain pro forma financial results. The EBITDA and pro forma financial measurements may be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission, including Regulation G. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and debt restructuring expense. We use EBITDA as a financial measure in management decision-making because we believe it provides useful supplemental information regarding our financial and liquidity position and facilitates internal comparisons to historical financial position and operating performance of prior periods and external comparisons to competitors’ financial position and operating performance. In addition, several of the financial covenants under our revolving credit facility are expressed by reference to this financial measure, similarly computed. The pro forma financial results reported show our operating results absent: (i) $1.7 million of Hurricane Katrina related expense ($1.0 million after tax) incurred in 2005, (ii) $3.2 million of other income ($1.9 million after tax) in 2005 resulting from a settlement payment by a third party, and (iii) a $520,000 income tax benefit due to the recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006 that management now believes are recoverable. We include EBITDA in the earnings announcement to provide transparency to investors. A reconciliation of net income to EBITDA follows (in thousands), which includes effects of rounding:

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2004	2005	2004	2005

Net income	$7,085	$9,835	$20,659	$33,988

Interest expense	5,320	6,178	20,434	23,177

Provision for income taxes	4,724	5,631	13,773	20,220

Depreciation and amortization	3,023	3,415	11,427	12,854

EBITDA	$20,152	$25,059	$66,293	$90,239

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
[Refer to discussion above under Item 1.01]
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On February 22, 2006, Mobile Mini’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, elected Jeffrey S. Goble to fill an existing vacancy on the Board of Directors. Mr. Goble is currently the president of Medegen Medical Manufacturing Services. Mr. Goble was appointed to the Audit, Nominating and Corporate Governance, and Compensation committees. Mr. Goble’s term is set to expire at the Company’s 2006 annual meeting. In connection with this appointment, Mr. Goble was granted, effective March 1, 2006, options to purchase 3,125 shares of the Company’s common stock, which represents a prorated amount of the award which is automatically made to the Company’s directors each August.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The Board of Directors of Mobile Mini amended the Company’s Amended and Restated Bylaws, effective February 22, 2006, to conform the Company’s Amended and Restated Bylaws with the minimum dividend notice requirements directed by Delaware law. The text of the amendment to the Company’s Amended and Restated Bylaws is filed as Exhibit 3.2 to this Form 8-K.
Item 8.01 Other Events.
On February 23, 2006, Mobile Mini issued a press release announcing a two-for-one stock split, which shall be effected in the form of a 100% stock dividend to stockholders of record at the close of business on March 6, 2006, payable on March 10, 2006. A copy of the press release is attached as Exhibit 99.1 to this report and is herein incorporated by reference.
Item 9.01 Exhibits.

(c)	Exhibits.

	3.2	Text of amendment to the Amended and Restated Bylaws of Mobile Mini, Inc., effective February 22, 2006.

	99.1	Company’s press release dated February 23, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: February 23, 2006	/s/ Lawrence Trachtenberg
	Name:	Lawrence Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits.

3.2	Text of amendment to the Amended and Restated Bylaws of Mobile Mini, Inc., effective February 22, 2006.

99.1	Company’s press release dated February 23, 2006.